Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-184193 Dated November 15, 2013

U.S. DOLLAR FUTURES
--------------------------------------------------------------------------------
UUPT | PowerShares DB 3x Long US Dollar Index Futures ETN
UDNT | PowerShares DB 3x Short US Dollar Index Futures ETN
--------------------------------------------------------------------------------

The PowerShares DB 3x Long US Dollar Index Futures Exchange Traded Notes (UUPT)
and PowerShares DB 3x Short US Dollar Index Futures Exchange Traded Notes
(UDNT) (collectively, the "PowerShares DB US Dollar Futures ETNs," or the
"ETNs") provide investors with leveraged exposure (a bullish or bearish position) to a U.S. dollar futures index.

The PowerShares DB US Dollar Futures ETNs are based on the Deutsche Bank Long
U.S. Dollar Index[R] (USDX) Futures Index -- Excess Return[] (the "USDX Futures
Index"), which is intended to measure the performance of a long investment in
US Dollar Index Futures, as described below.

The ETNs are senior unsecured obligations issued by Deutsche Bank AG, London
Branch that are linked to the month-over-month performance of an underlying index (the "Index") obtained by combining three times the returns for the 3x
Long US Dollar Index Futures ETNs, or three times the inverse returns for the
3x Short US Dollar Index Futures ETNs, whether positive or negative, on the
Deutsche Bank Long U.S. Dollar Index[R] (USDX) Futures Index -- Excess
Return[], with returns on the DB 3-Month T-Bill Index, less the investor fees.

The DB Long U.S. Dollar Index[R] (USDX) Futures Index seeks to measure the performance of a long position in the US Dollar Index Futures. The underlying assets of the US Dollar Index Futures are futures contracts traded on the ICE
Futures U.S., Inc. whose underlying asset is the USDX[R], which measures the performance of the U.S. dollar against a weighted basket of six major world currencies: the Euro, Japanese Yen, British Pound, Canadian Dollar, Swedish
Krona and Swiss Franc (the "Index Currencies"). The price of US Dollar Index
Futures are set by the market and reflect the foreign exchange futures prices for the underlying Index Currencies which in turn depend on the current exchange rates for the Index Currencies and the interest rate differential between the U.S. dollar and the underlying Index Currencies. As such, increases in the USDX Futures Index generally reflect a strengthening of the U.S. dollar compared to the Index Currencies and declines generally reflect a weakening of the U.S. dollar compared to the Index Currencies.

Investors can buy and sell the ETNs on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the Index less investor fees. The issuer has the right to redeem the ETNs at the repurchase value at any time. Investors may redeem the ETNs in blocks of no less than 200,000 securities and multiples of 50,000 securities thereafter, subject to the procedures described in the pricing supplement. Redemptions may include a fee of up to $0.03 per security.

                               [GRAPHIC OMITTED]
--------------------------------------------------------------------------------
Financial Details
                                    UUPT         UDNT         -   -
                                    11/15/2013   11/15/2013   -   -
Last Update
                                    10:11 AM EST 11:00 AM EST -   -
Price                               19.82        16.85        -   -
Indicative Intra-day Value          19.95        16.88        -   -
Last End of Day Repurchase Value(1) 20.0492      16.7893      -   -
                                                                               1

Last Date for End of Day Value	11/14/2013	11/14/2013	-	-

ETN Repurchase Value as of 9/30/2013[1] (Growth of $10,000 since May 24, 2011)



UUPT (3x Long) $9,844
UDNT (3x Short) $8,577
$12k
$11k
$10k
$9k
$8k
$7k
$6k
$5k
$4k
$3k
$2k
$1k
$0k
2011
2012
2013

PowerShares DB US Dollar Futures ETN & Index Data

Ticker Symbols

3x Long US Dollar Index Futures	UUPT
3x Short US Dollar Index Futures	UDNT

Intraday Indicative Value Symbols

3x Long US Dollar Index Futures	UUPTIV
3x Short US Dollar Index Futures	UDNTIV

CUSIP Symbols

3x Long US Dollar Index Futures	25154P873
3x Short US Dollar Index Futures	25154P881

Details

ETN price at inception	$20.00
Inception date	5/23/2011
Maturity date	6/30/2031
Yearly investor fee	0.95%
Leverage Reset Frequency	Monthly
Listing exchange	NYSE Arca
DB Long U.S. Dollar Index Futures Index	USDUPX

Issuer

Deutsche Bank AG, London Branch
Long-term Unsecured Obligations

Risks

- Non-principal protected
- Leveraged losses
- Subject to an investor fee
- Limitations on redemption
- Concentrated exposure
- Credit risk of the issuer
- Issuer call right
- Potential lack of liquidity

ETN & Index History(%)

As of 9/30/2013	1 Year	3 Year	5 Year	10 Year	ETN Inception
ETN Repurchase Value[1]					
3x Long US Dollar Index Futures	-3.32	-	-	-	-0.67
3x Short US Dollar Index Futures	-1.31	-	-	-	-6.31
ETN Market Price[2]					
3x Long US Dollar Index Futures	-2.73	-	-	-	-0.49
3x Short US Dollar Index Futures	-15.70	-	-	-	-12.37
Index History					
USDX Futures Index	-0.51	-1.03	-1.57	-	0.63
Comparative Indexes[3]					
S&P 500 Index	19.34	16.27	10.02	-	13.45
Barclays U.S. Aggregate	-1.68	2.86	5.41	-	3.09

USDX Futures Index Weights

As of 11/14/2013

Contract	Contract Expiry Date	Weight (%)
USD	12/16/2013	100.00

Source: Invesco PowerShares, Bloomberg L.P.

[1]ETN repurchase value performance figures reflect repurchase value, which would require investors to have a minimum number of shares (found in pricing supplement). Repurchase value is the current principal amount x applicable index factor x fee factor. See the prospectus for more complete information. Investors holding less than the minimum number of shares required to effect a repurchase would have to sell their shares at prevailing market prices, which may be at a discount to the repurchase value. See "ETN Market Price" in this table. ETN repurchase value is based on a combination of three times the monthly returns for the 3x Long US Dollar Index Futures ETNs, or three times the inverse monthly returns for the 3x Short US Dollar Index Futures ETNs, from the USDX Futures Index plus the monthly returns from the DB 3-Month T-Bill Index (the "TBill Index"), resetting monthly

Benefits

Leveraged long and short notes
Relatively low cost
Intraday access
Exchange traded

as per the formula applied to the ETNs, less the investor fee. The TBill Index is intended to approximate the returns from investing in 3-month United States
Treasury bills on a rolling basis.

Index history is for illustrative purposes only and does not represent actual
PowerShares DB US Dollar Futures ETN performance. The inception date of the
USDX Futures Index is Nov. 22, 2006.

PAST PERFORMANCE DOES NOT GUARANTEE FUTURE RESULTS.

(2)ETN market price performance is calculated using the change in the bid/ask midpoint at 4 p.m. ET expressed as a percentage change from the beginning to the end of the specified time period.

(3)The S & P 500([R]) Index is an unmanaged index used as a measurement of change in stock market conditions based on the performance of a specified group of common stocks. The Barclays U.S. Aggregate Index is an unmanaged index considered representative of the U.S. investment-grade, fixed-rate bond market.
Index history does not reflect any transaction costs or expenses. The index is unmanaged, and you cannot invest directly in the index.

Important Risk Considerations
Each security offers investors exposure to the month-over-month performance of its respective Index measured from the first calendar day to the last calendar day of each month and the amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the respective
Index during the term of the ETNs. The PowerShares DB US Dollar Futures ETNs may not be suitable for investors seeking an investment with a term greater than the time remaining to the next monthly reset date and should be used only by knowledgeable investors who understand the potential adverse consequences of seeking longer-term leveraged or inverse investment results by means of securities that reset their exposure monthly. Investing in the ETNs is not equivalent to a direct investment in the Index or index components because the current principal amount of the ETNs is reset each month, resulting in the compounding of monthly returns. The principal amount of the ETNs is also subject to the monthly application of the investor fee, which adversely affects returns. There is no guarantee that you will receive at maturity, or upon an earlier repurchase, your initial investment back or any return on that investment. Significant adverse monthly performances for your ETNs may not be offset by any beneficial monthly performances.

The ETNs are senior unsecured obligations of Deutsche Bank AG, London Branch, and any payment to be made on the ETNs is dependent on Deutsche Bank AG, London
Branch's ability to pay. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the ETNs include limited portfolio diversification, full principal at risk, trade price fluctuations, illiquidity and leveraged losses. The investor fee will reduce the amount of your return at maturity or upon redemption of your ETNs even if the value of the relevant Index has increased. If at any time the repurchase value of the ETNs is zero, your Investment will expire worthless. As described in the pricing supplement, Deutsche Bank may redeem the ETNs for an amount in cash equal to the repurchase value.

The ETNs may be sold throughout the day on NYSE Arca
                                                                               3

through any brokerage account. There are restrictions on the minimum number of
ETNs that you may redeem directly with Deutsche Bank AG, London Branch, as specified in the applicable pricing supplement. Ordinary brokerage commissions apply, and there are tax consequences in the event of sale, redemption or maturity of the ETNs. Sales in the secondary market may result in losses.

The ETNs provide concentrated exposure to notional positions in U.S. Dollar
Index Futures contracts. The market value of the ETNs may be influenced by many unpredictable factors, including, among other things, changes in supply and demand relationships, changes in interest rates, and monetary and other governmental actions.

The ETNs are leveraged investments. As such, they are likely to be more volatile than an unleveraged investment. There is also a greater risk of loss of principal associated with a leveraged investment than with an unleveraged investment.

An investment in the ETNs involves risks, including the loss of some or all of the principal amount. For a description of the main risks, see "Risk Factors"
in the applicable pricing supplement and the accompanying prospectus supplement and prospectus.

Not FDIC Insured -- No Bank Guarantee -- May Lose Value

Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.
Before you invest, you should read the prospectus and other documents filed by
Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting
www.dbxus.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you
may request a prospectus by calling 800.983.0903 | 877.369.4617, or you may
request a copy from any dealer participating in this offering.

Certain marketing services may be provided for these products by Invesco
Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management
LLC. Invesco Distributors, Inc. will be compensated by Deutsche Bank or its affiliates for providing these marketing services. Neither Invesco
Distributors, Inc. nor Invesco PowerShares is affiliated with Deutsche Bank.

PowerShares([R]) is a registered trademark of Invesco PowerShares Capital
Management LLC. Invesco PowerShares Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

This material must be accompanied or preceded by a prospectus. Before investing, please read the prospectus carefully.

An investor should consider the securities' investment objective, risks, charges and expenses carefully before investing.
                                                                               4